UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2011
ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32395 (Commission File Number)	01-0562944 (I.R.S. Employer Identification No.)
600 North Dairy Ashford
Houston, Texas 77079
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (281) 293-1000
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director

On October 5, 2011, we announced that our Board of Directors voted to increase the size of the Board from 13 members to 14 members and to elect Mr. Tan Sri Mohd Hassan Marican to our Board of Directors, in each case effective December 1, 2011. Mr. Marican will serve as a member of the Audit and Finance Committee and he will receive compensation in accordance with policies and procedures previously approved by the Board of Directors for non-employee directors of the Company and as more fully described in the Company’s Proxy Statement on Schedule 14A relating to the 2011 Annual Meeting of Stockholders under the heading “Non-Employee Director Compensation” (and such description is incorporated herein by reference).

Announcement of Future Leadership

On October 7, 2011, we announced that our Board of Directors had chosen the leaders for the two independent energy companies that will result from the Company’s previously announced strategic repositioning. Ryan M. Lance, currently senior vice president, Exploration & Production — International, will become the chairman and chief executive officer of ConocoPhillips, the upstream company, and Greg C. Garland, currently senior vice president, Exploration & Production — Americas, will become the chairman and chief executive officer of the downstream company. Both appointments will become effective at the completion of ConocoPhillips’ repositioning transaction next year.

The information regarding Messrs. Lance and Garland required under Items 401 (b), (d) and (e) of Regulation S-K is included under “Executive Officers of the Registrant” on page 28 of ConocoPhillips’ Annual Report on Form 10-K for the year ending December 31, 2010 and is incorporated herein by reference. As named executive officers, Messrs. Lance and Garland participate in the compensation programs as described under “Compensation Discussion and Analysis” beginning on page 24 of ConocoPhillips’ Proxy Statement relating to its 2011 Annual Meeting of Shareholders, as filed with the SEC on March 31, 2011 (and such description is incorporated herein by reference).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS
/s/Janet Langford Kelly
October 7, 2011	Janet Langford Kelly
Senior Vice President, Legal, General Counsel and Corporate Secretary